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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*



                                Timberland Co.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   887100105
                    ------------------------------------
                                (CUSIP Number)


                               December 31, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 887100105

-------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Met Life Advisers, LLC

          Tax Id number: 04-3240897
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
-------------------------------------------------------------------------------
              5. Sole Voting Power:

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6. Shared Voting Power:
BENEFICIALLY
  OWNED BY           3,900,000*
    EACH     ------------------------------------------------------------------
 REPORTING    7. Sole Dispositive Power:
   PERSON
    WITH             0
             ------------------------------------------------------------------
              8. Shared Dispositive Power:

                     3,900,000*

             See Note 1*
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,900,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.77%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          IA
-------------------------------------------------------------------------------

* Note 1: Met Investors Advisory, LLC, ("MetLife Investors") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MetLife Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of the Trust. Accordingly, MetLife Investors generally does not have investment and/or voting power over the shares reported in this schedule.

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-------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Metropolitan Series Fund, Inc.

          Tax ID Number: 04-3556515
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
              5.  Sole Voting Power:

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6.  Shared Voting Power:
BENEFICIALLY
  OWNED BY           3,900,000
    EACH     ------------------------------------------------------------------
 REPORTING    7.  Sole Dispositive Power:
   PERSON
    WITH             0
             ------------------------------------------------------------------
              8.  Shared Dispositive Power:

                     3,900,000
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,900,000 shares
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.77%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          IV
-------------------------------------------------------------------------------

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ITEM 1(a)   Name of Issuer:

                  Timberland Co.

ITEM 1(b)   Address of Issuer's Principal Executive Offices:

                  200 Domain Drive, Stratham, New Hampshire

ITEM 2(a)   Name of Person Filing:

            1)    MetLife Advisers, LLC

            2)    Metropolitan Series Fund, Inc.

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                  501 Boylston Street
                  Boston, MA 02116

ITEM 2(c)   Citizenship:

            1)    Delaware

            2)    Maryland

ITEM 2(d)   Title of Class of Securities:

                  Common Stock, (the "Shares")

ITEM 2(e)   CUSIP Number:

                  887100105

ITEM 3      The person Filing this Schedule 13G is an:

                  Investment Company registered under Section 8 of the Investment Company Act of 1940.

                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

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ITEM 4      OWNERSHIP

ITEM 4(a):  Amount Beneficially Owned:

                  3,900,000 shares

ITEM 4(b):  Percent of Class:

                  7.77%

ITEM 4(c):  Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  None

            (ii)  shared power to vote or to direct the vote:

                  3,900,000

            (iii) sole power to dispose or to direct the disposition of:

                  0

            (iv)  shared power to dispose or to direct the disposition of:

                  3,900,000

ITEM 5      Ownership of Five Percent or Less of a Class:

                  Not Applicable.

ITEM 6      Ownership of More than Five Percent on Behalf of Another Person:

                  Harris Oakmark Focused Value Portfolio, a series of Metropolitan Series Fund, Inc., a registered investment company under the Investment Company Act of 1940, has the right to receive dividends from and the proceeds from the sale of 3,900,000 of the shares reported by MetLife Advisers, LLC.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable.

ITEM 8      Identification and Classification of Members of the Group:

                  Not Applicable.

ITEM 9      Notice of Dissolution of Group:

                  Not Applicable.

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ITEM 10 CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 8, 2008

MetLife Advisers, LLC

By: /s/ Michael P. Lawlor
    -----------------------------
    Assistant Secretary

Metropolitan Series Fund, Inc.

By: /s/ Michael P. Lawlor
    -----------------------------
    Assistant Secretary